CONTACT:
U.S. Physical Therapy, Inc.
Jason Curtis, Interim Chief Financial Officer
email: jcurtis@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy
August 6, 2026 Earnings Call
10:30 am ET

Operator:
Good day and thank you for standing by. Welcome to the U.S. Physical Therapy Second Quarter 2026 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question-and-answer session. In order to ask a question during the session, please press the * key followed by the number 1 on your telephone. Please be advised that today’s conference is being recorded. If you require any further assistance, please press * then 0. I’d now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Thank you. Good morning and welcome everyone to our U.S. Physical Therapy Second Quarter 2026 earnings call. With me on the line include Eric Williams, our President and Chief Operating Officer East; Jason Curtis, our Interim CFO, also serving as our Senior Vice President of Finance and Accounting; Rick Binstien, our Executive Vice President and General Counsel; Graham Reeve, our Chief Operating Officer West; and Kate Venturina, our Vice President of Accounting and our Controller. Before we make some prepared remarks on the quarter as well as the year, we need to cover a brief disclosure statement. Kate, if you would please.

Kate Venturina:
Thank you, Chris. This presentation includes forward-looking statements, which involve certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The company’s actual results may vary materially from those anticipated. Please see the company’s filings with the Securities and Exchange Commission for more information. This presentation also contains certain non-GAAP measures as defined in Regulation G, and the related reconciliations can be found in the company’s earnings release and the company’s presentations on its website. Back to you, Chris.

Chris Reading:
Thanks, Kate. This morning, I’m going to spend a little time talking about where we are going with a heavy concentration around these hospital affiliation arrangements and then try to dovetail that into our results for the quarter, as well as the look forward because it’s all intertwined.

For starters, volumes across the company are and have been very strong. This includes our Metro partnership, now part of our long-term NYU Langone affiliation. For some perspective, visits per clinic per day were at an all-time high this quarter at 33.5 per day. For the past 24 consecutive months, and 37 out of the last 42 months, we have set visit per clinic per day record volumes, including those that are hospital-affiliated clinics. They’re all very strong. This is important because part of our cost equation in Q2 is related to upfront hiring with the expectation of referral and volume translation within these partnerships. In short, the transition of our NYU-affiliated clinics has gone very well. By the end of this month, we will have transitioned all 60 of our Metro clinics and will benefit from approximately 50 clinicians hired in advance, which will drive the opportunity for growth going forward. That was at the expense of some short-term cost absorption. However, once those facilities are transitioned, that creates nothing but upside opportunity with no cost downside based on how these agreements work with our hospital partners.

And just another point of perspective, I talked with Michael earlier this morning. Our year-over-year growth at Metro, from a volume perspective, significantly exceeds 100,000 visits, and that was before we had the support of our NYU Langone affiliated partners. So, we’re looking forward to a great year ahead. We had an opportunity to hire clinicians coming out of school who were available, and we know we’re going to be in a position to grow this business, so we jumped on that.

Another indicator of building strength was demonstrated in our best-ever net rate this quarter, finishing the quarter at $107.59, up $2.26 from the year-ago quarter and trending solidly within the quarter itself. Once these hospital clinics are fully onboarded, that will provide additional lift as we finish the year and head into 2027. Embedded in that rate lift are increases across commercial, Medicare, and workers’ comp, in addition to the lift provided by the limited number of clinics transitioned inside of the quarter into our hospital affiliations. That clinic number will grow significantly in Q3, with approximately half of the busiest Metro clinics transitioning in the current period, as well as the Gulf Coast partnership, which is expected to go forward by the end of this month.

One of the areas dragging against us a bit so far this year has to do with our self-insured healthcare cost. Due to a small number of very significant claims across our employee base, we’re running well ahead of our usual cost on our claims experience this year, and it’s against a much better than average experience in 2025 when claim volume was lighter than normal. That swing from last year to this year above the average is an approximately $3.2 million difference between years so far, and that we have factored into our decision to guide as we have for the remainder of the year.

PT revenue growth supported by visit strength and record net rate grew by 8.4%, with industrial injury prevention revenue growing by over 9% year over year. Same-store revenue growth for PT was north of 3% for the quarter with a nice progression since early last year back to a historically strong average. Margins for our IIP business were steady, slightly above 20%, while PT margins were pressured on a combination of our internal benefits-related healthcare costs and some front-loading of those hospital implementation costs that I just mentioned.

With continued WelcomeWare rollout and expected takeouts there and strong performance from our hospital-affiliated clinics, we expect that we can influence or offset some of these headwinds between now and year-end.

On the development front, we have just very recently announced a 12 clinic partnership acquisition in a great new state, some young hungry partners who know how to deliver great care, and that follows several earlier announced acquisitions in the PT as well as IIP areas. We continue to pursue good accretive opportunities where care is superior, and the forward trajectory looks good in both the PT and the injury prevention spaces. On the hospital development front, our pipeline of opportunities continues to grow. We expect further relationships like the one with NYU, which will positively impact our 2027 outlook in a meaningful way.

Finally, we are working on our own digital and hybrid opportunities for 2027, and have recently hired a very accomplished, well-known to us, senior leader to work with our team to identify the right partners around which to make that happen. Our primary focus at this time is to build the foundation that we need in order to accelerate our opportunity later this year and into 2027 and forward. With the help of an increased Medicare rate projected for 2027, in combination with continued commercial rate lift and the extraordinary lift associated with our hospital affiliations, we expect very good things in the coming year and beyond. That concludes my prepared comments. I’ll ask Jason to cover the financials in a little bit more granular detail before we open things up for questions. Jason, go ahead.

Jason Curtis:
Thanks, Chris, and good morning, everyone. Total revenue for Q2 2026 was $214 million, an 8.5% increase over last year. Physical therapy revenue for Q2 2026 was $182 million, an 8.4% increase over last year, including a nice 3.5% increase in mature clinics. Q2 2026 physical therapy revenue includes $5.6 million from the initial phases of our hospital affiliation rollout. Q2 2026 visits were 1,662,000, a 6.6% increase inclusive of hospital affiliation visits. Average daily visits per clinic was 33.5 in Q2 2026 compared to 32.7 in Q2 2025. Q2 2026 physical therapy revenue per visit inclusive of hospital affiliation revenue and visits was $107.59, a $2.26 increase versus last year. Medicare revenue per visit increased 3.7% in Q2 2026. Year-to-date 2026 Medicare revenue per visit compared to full year 2025, which provides for a longer measurement period to smooth quarterly variability is approximately in line with our expectations. As a reminder, the 2026 guidance includes a 1.75% increase in Medicare, which equates to a 1.1% increase after taking into account the mix of Medicare Advantage plans. The expected revenue lift for Medicare increases in full year 2026 is $2.5 million, equating to a 35-cent in revenue per visit lift. Commercial payers and workers’ compensation revenue per visit also delivered healthy increases in Q2 2026 of 1.2% and 2.0% respectively. Q2 2026 adjusted salaries and related costs as a percent to revenue was 57.5% compared to 56.4% in Q2 2025. This increase is largely attributable to higher-than-average medical costs in the current quarter compared to lower-than-average medical costs in Q2 2025. Reporting salaries and related costs as a percent of revenue replaces the company’s previous methodology of reporting salaries and related costs per visit. For clinics operating as hospital affiliations, salaries and related costs of licensed staff are fully reimbursed by the hospital systems, but the reimbursement recognizes revenue for USPH. This structure allows USPH to invest in additional staffing without the risk of negatively impacting bottom line profitability. As a result, utilizing a percentage of revenue is a more meaningful metric. Adjusted physical therapy gross profit margin in Q2 2026 was 19.9% compared to 21.4% in Q2 2025. As noted, employee medical costs in Q2 2026 compared to Q2 2025 were a headwind.

During Q2 2026, the company integrated 31 existing clinics into hospital affiliations. The remaining 39 existing clinics are expected to integrate during the third quarter. IIP revenue for Q2 2026 was $32 million, a 9.1% increase over last year, including a 3.6% increase in comparable partnerships. IIP margin was 20.4% in Q2 2026, compared to 20.3% in Q2 2025. Adjusted corporate expense as a percent of revenue was 8.4% in Q2 2026 compared to 8.7% in Q2 2025. The company is continuing its effort to upgrade its finance and HR systems with an expected go-live at the beginning of 2027. This upgrade will improve efficiency throughout the organization and position USPH for future growth. Interest expense was $3.2 million in Q2 2026 compared to $2.4 million in Q2 2025. In Q2 2026, the all-in effective interest rate including all associated costs was 5.3%. Income tax rate in Q2 2026 was 29.6%. Year-to-date 2026 income tax rate is 30.5%, approximately in line with full year 2026 expectations. Adjusted EBITDA for Q2 2026 was $27.0 million compared to $26.9 million in Q2 2025. Adjusted operating results were $11.3 million for Q2 2026 compared to $12.4 million for Q2 2025. Adjusted operating results per share were $0.75 in Q2 2026 compared to $0.81 in Q2 2025. Net income attributable to USPH shareholders was $9.9 million in Q2 2026 compared to $12.4 million in Q2 2025. Included in net income was a loss on change in fair value of contingent earnout considerations of $992,000 in Q2 2026 compared to a gain of $790,000 in Q2 2025.

Improving results in recent acquisitions with contingent earnouts increases the associated liability, resulting in a charge to the P&L. As such, a loss on change in fair value of earnout consideration reflects improving underlying performance of impacted acquisitions.

Earnings per share were $0.25 in Q2 2026 compared to $0.58 in Q2 2025. Under GAAP, changes in the value of redeemable non-controlling interests are excluded for net income but are included in the earnings per share calculation. Improving performance in partnerships with redeemable noncontrolling interest has a dilutive impact on earnings per share. Turning to the balance sheet, cash and cash equivalents were $25 million at the end of Q2 2026 compared to $36 million at the end of year 2025. Credit facility borrowings were $221 million at the end of Q2 2026, compared to $162 million at the end of year 2025. Reflecting the impact of the previously announced upsized $450 million credit facility, revolver availability at the end of Q2 2026 was $229 million compared to $145 million prior year. In addition to increasing revolver availability, the new credit facility also contains a $125 million accordion, providing sufficient liquidity to fund sizable future acquisitions. During the quarter, the company repurchased 306,000 shares on the open market for a total consideration of $19.2 million at an average share price of $62.80. Including share repurchases made in 2025, the company has materially concluded repurchases under its current $25 million authorization. Year-to-date Q2 2026 operating cash flow was $38 million compared to $30 million for year-to-date Q2 2025. As Chris mentioned, subsequent to the end of the second quarter, the company completed the acquisition of a 12-clinic physical therapy practice for a purchase price of $16.4 million. This practice currently generates $12 million in annual revenue and 112,000 annual visits. Including the 2 previously announced Q1 2026 acquisitions, the cumulative purchase price of our three announced 2026 acquisitions is $38 million with a combined annualized revenue of $27 million. Taking into account the year-to-date 2026 results and the expected increasing benefit of hospital affiliations in the back half of the year, we are reaffirming our full year 2026 adjusted EBITDA guidance of $102 million to $106 million. With that, I will turn the call back to Chris.

Chris Reading:	Thanks, Jason. Great job. Appreciate it. Operator, we’re going to go ahead and open it up for questions.

Operator:
Thank you. If you’d like to ask a question, press star 1 on your keypad. To leave the queue at any time, press star 2. Once again, that is star 1 to ask a question. We will take our first question from Benjamin Rossi with JPMorgan. Please go ahead. Your line is now open.

Benjamin Rossi:
Good morning. Thanks for taking my questions here. So just on the back half ramp implied for the remainder of the year, sounds like that’s going to be more weighted towards 4Q once those remaining facilities have been integrated in 3Q. You also mentioned the additional 50 hires being front-loaded. Can you just walk us through the specific initiatives that you’re expecting to deliver margin lift during the back half of the year, and then how should we be thinking about the timing of associated costs and benefits during 3Q and 4Q?

Chris Reading:
Yes, so we have a number of things. I mean, the WelcomeWare initiative we’ve talked about earlier, that involves a semi-virtualization of our front desk and aggregation of certain functions to potentially remote site. That we know results in our ability to take out headcount at the front desk. So that will continue to ramp. We’re more than halfway through our expected ramp in there. Then, you know, the big impact then is, just the impact from getting these hospital facilities fully loaded. Jason mentioned we have close to 40, 39, I believe, that will flow in this quarter. Some of those are already in the works. Many of them are, with a few to remain here this next month. That’s going to give us a good solid lift. Then, you know, the other things, like I said, we’re working on for next year, but those are the big impact things between now and year-end.

Benjamin Rossi:
Great. Appreciate the color there. Just a couple clarifications on that $5.6 million in revenue you reported from the hospital affiliation during 2Q. Can you just walk through the mechanics of the hospital affiliation revenue recognition, how it flows through your P&L? Then is there any ballpark for how many visits those clinics are currently seeing? Like, if we’re assuming those volumes are coming in at a slight premium to your consolidated revenue per visit, is it fair to think of this group currently representing maybe 50,000 patient visits, or is that overstating volumes? Thanks.

Chris Reading:	Jason, do you want to take a swing at the revenue recognition part and the pieces parts associated with that?

Jason Curtis:	Sure.

Chris Reading:	Eric, maybe we can touch base on the visit number of this remaining group?

Jason Curtis:
Sure. So, the $5.6 million comes from two components of the agreement with the hospitals. One is a per-visit fee. So for every visit that we see, every patient that we see, we receive a fee, an income from the hospitals, and then additionally, as Chris mentioned, we receive a reimbursement for the licensed clinical staff who are treating those patients. So, the sum of those two income streams is the $5.6 million. That would, just for clarity, replace the net patient revenue that we would have previously seen when they were operating pre-hospital affiliation. So, the $5.6 million is the hospital increase. There would be a reduction to net patient revenue, but it would be less than the increase we’re seeing from the $5.6 million increase.

Chris Reading:	Does that make sense?

Benjamin Rossi:	Yes. Appreciate the additional details there.

Eric Williams:
In terms of the volume going through those Metro clinics, just the outpatient clinics, we’re averaging about 45 visits per day per clinic in our New York market. And expect that to continue to increase with our NYU relationship.

Benjamin Rossi:	Got it.

Chris Reading:
Just to provide a little perspective, prior to the NYU Langone opportunity, we were able to grow in year-over-year basis about – these are round numbers, but about 120,000 visits year-over-year. That was ‘25 to current period ‘26. That’s without the support of that hospital. So, those clinicians that we hired, we fully expect to get them very busy and to produce very significant growth. Between now and this same time next year. Including additional clinics, potential tuck-ins, and other things that we have in the works.

Benjamin Rossi:	Great. Appreciate the details there.

Operator:	Thank you. And we’ll move next to Larry Solow with CJS Securities. Please go ahead.

Chris Reading:	Morning, Larry.

Larry Solow:
Morning, Chris. Just follow up on that one. So, the 50 clinicians that you hired in advance, essentially this quarter, and if I do the math, I mean if they’re making 100,000 a year, that would be 2 million in the quarter or something like that. Maybe it’s more than that but does that - will that be reimbursed under the alliance? Essentially, it should be, right?

Chris Reading:
Yes, it doesn’t - it’s not going to erase our Q2 expense but as soon as those clinics are rolled in to the arrangement, that cost gets picked up and effectively supplemented by NYU. So, it was important for us to make the decision. Michael made a good decision, I think. Schools produce graduates at certain times of the year. Based on our confidence and our ability to grow, we have to reap those opportunities when they’re available. So, that hurt us a bit in Q2.

Larry Solow:	Right. And is my number - is that right? A couple million dollars plus or minus? Is that their ballpark?

Chris Reading:	Well, I think the 100,000 per person is probably in the ballpark. You look at benefits and sign on bonuses and other things, maybe a little bit more than that but I think it’s probably close enough.

Larry Solow:	Okay. And the year-to-date, you mentioned three - a little over 3 million higher insurance, was that mostly felt this quarter or was it already running higher in Q1?

Chris Reading:
It was running - the bigger impact was Q2. Jason has the quarterly breakdown. We ran light all of ‘25 and we knew we were running light. We budgeted to a median number where we’ve averaged for ‘26. And we’ve pretty significantly exceeded that number on these handful of semi-catastrophic cases that we have.

Jason Curtis:
About 80% of the $3 million that Chris referenced was the second quarter when you think about the spread between the higher than average experience in the second quarter 2026 versus lower than average experience in the second quarter 2025.

Larry Solow:
Got you. So, it’s like a couple million between that and the pre-hiring or the hiring in advance. That’s probably all in $2.5 million, $3 million in the quarter or something on your operating profit. Okay. No, I appreciate that clarification. And the volumes were nice, really strong, and good to see Medicare pricing finally coming through here. Just on the commercial side, a little bit light, a little over 1% increase, and anything - had been running around two, anything - I don’t want to split hairs on one quarter, but anything to call out there?

Chris Reading:
No, it’s going to move around a little bit, and it’s going to depend on when deals went into effect and quarterly timing, and just like we talked about the catch up on the Medicare side, which gets us to a more normal average. We really looked at it over the course of a year. So, we’re where we expect it to be and we have more to come, but it is a little bit lumpy here and there, depending on the size of the contracts and the timing.

Jason Curtis:	Yes, we were up 3.4% in the first quarter on commercial.

Larry Solow:
Oh, okay. Okay. So, year-to-date, you’re still running over 2%. Okay, great and then just lastly, you mentioned, you recently refinanced, increased the size of your credit facility, and then I think you mentioned the accordion you added, sounds like you’re confident in terms of continuing to do acquisitions and potentially even increase that activity. Is that fair?

Chris Reading:
Yes, it’s all fair. I mean, we’re going to use the same filter that we’ve always used. So, we’re not going to spend differently just because we have money available. We’re not going to be imprudent but it gives us the room to do some - to do the things that are available if we feel like it’s the right thing to do.

Larry Solow:	Got you. Great. Okay, great. Thanks, Chris. I appreciate it.

Chris Reading:	Thanks, Larry.

Operator:	Thank you. And we’ll move next to Jack Slevin with Jefferies. Please go ahead.

Chris Reading:	Hey, Jack.

Jack Slevin:
Hey, guys. How’s it going, Chris? Thanks for taking the question. I guess I want to touch maybe not on the interim, since you’ve covered enough on the moving pieces in your term around the hospital partnerships. But on some of the comments you made, Chris, as far as 2027 goes in the pipeline, can you maybe give a little more color on what that looks like and when you think maybe some of the next announcements of partnerships could start to come off? And then secondly, if you think very long-term and you look across your whole portfolio, it’s obviously a very exciting opportunity. How do you think about - across the whole base of clinics you have, how many of these could potentially be eligible based on the market or potential hospital partners, et cetera, of how far you could potentially push into hospital partnerships on a longer-term basis? Thanks.

Chris Reading:
Yes. I’ll take the second part of that first. On a longer-term basis, I think slowly and steadily, we can push into a pretty good subset of our portfolio. So, when you look at right now the top 30 or 40 partnerships in our company, they already aggregate 75% or 80% of our earnings. These are partnerships typically in MSA markets where there’s good population support, multiple hospital systems, and where we have good brand recognition and reputation.

We can’t address all the markets all at once, and these deals take - I wish they could move as fast as we can move because we can move very fast. I mean, we have a great team. Our general counsel is fantastic, and he can move quickly with these, and the operations teams can move quickly. We’re dealing with hospital systems that when they think they’re moving quickly, we think we’re watching paint dry a little bit sometimes.

So, they’re going to happen. You’re going to get some additional announcements. You can’t predict the absolute cadence of these. I would be over my skis and outside my point of control to be able to do that, but we feel confident that 2027 is going to look meaningfully different with the next few of these.

Jack Slevin:
Okay, really helpful. And then, just to follow up maybe on a slightly different side of things. You have this deal coming through in 3Q with the 12 clinics. I know entering the year, you’re pretty bullish of potential opportunities on the inorganic side of things via M&A. Can you speak to maybe if there were to come on this front, other things that you guys have in the pipeline right now? We’d love to hear about the current state of M&A. Thanks.

Chris Reading:
Yes, we continue to have good discussions. We’re in diligence on some things right now. It’s difficult for me to be particularly descriptive and not put us in the corner on these, because we’re going through our process and we’re in discussions with a number of people, both on the injury prevention side and on the PT side. And we know that there are some things that are coming to market that this year, probably late in the year, they’re going to be a little bit bigger. So, we’ll see. I think we’ll produce a good development year, and we’re excited particularly once we get these hospital partnerships under the tent. It gives us the ability to really transform what we do because we’re able to go out and find - in the case of New York, there’s some really high volume practices that, practically speaking, on their own, don’t make a lot of money, wouldn’t be acquisition targets right now. That when you – we pull together the alliance we have with NYU Langone, and the rate differential and the additional referral support, we can get those done all day long. They can have a meaningful impact, as meaningful of an impact as a larger acquisition might have, historically, where we’re paying a lot of money, and these we’re not going to have to pay a lot of money for because they don’t have big profit lines to begin with. So, I think it opens up a front of ours that potentially accelerates cash flow just based on the opportunity at hand, and the way the numbers work. So, we’re excited about that too.

Jack Slevin:
Got it. Really helpful color, Chris. And one, just touch up on the model for Jason here. I don’t know if I missed this, but can you just speak to the – from a same store perspective in PT, the breakdown of visits and rate in that just over 3% number you gave?

Jason Curtis:
Yes. I mean, I think  as we were talking, the math that you were talking about is a pretty reasonable one. So, in terms of the total increase, the mature clinic increase is 3.5%, and then the net rate increase is 2.1%. So, you’re looking at around 1.5% coming out of visits, I think is a reasonable assumption to make.

Jack Slevin:	Got it. Appreciate that. Thanks, guys.

Operator:	Thank you. And we will move next to Joanna Gajuk with Bank of America. Please go ahead.

Joaquin Martinez:	Hey, this is Joaquin Arriagada Martinez on for Joanna. Just wanted to ask quickly on the payor mix and how you guys saw self-pay increase throughout the quarter or decrease. Thanks.

Chris Reading:	Jason, you have that one?

Jason Curtis:
Yes. I mean, we saw a small decrease in that particular line item. I think it’s very important to note that from a total percentage of the payer mix, self-pay is significantly less than 5%, runs into the 3.5%, 3.5% to 4% range. So, commercial, Medicare and workers’ comp are really where the needle movers occur.

Chris Reading:
Yes, understanding the underpinnings to that question, we’ve gotten some questions related to hospital increase for uninsured and things like that. We really don’t see big swings to our payor mix, and we’ve never really ever seen a big swing in our underinsured populations. So, we’ve been very steady, and volume’s been very good, as we’ve mentioned, and that part of our business is pretty steady as well. It’s not a big part.

Joaquin Martinez:
Okay, thanks. Could you talk about your workers’ comp mix and what your average workers’ comp revenue per visit increase was, and are there more contracts you plan on bringing in or did bring in over the last quarter? Thank you.

Jason Curtis:	Yes, our workers’ comp, in terms of the penetration, is holding steady at about 10%. And as I mentioned, we saw a nice increase of 2% in the second quarter in terms of revenue per visit.

Chris Reading:	And Eric, I don’t know. I don’t have in front of me or off the top of my head even any new contracts that would have influenced that one way or the other. I don’t know if you do.

Eric Williams:
Yes, I’ll tell you what’s been driving rate and volume, and this has been a big initiative for us over the last couple of years. We’ve seen an increase in visits, we’ve seen an increase in rate, and if you flash back three-plus years ago, we really had fixed agreements that were driving the bulk of our work comp business, and those were network agreements. We brought someone on to lead this initiative for us. I think we’ve had somewhere around 22 or 23 agreements over the course of the last three years. We have another four to five agreements that are going to come online here over the balance of 2026. There is a difference between what those different contracts pay. The networks pay a little bit lower. The PPO agreements that we have pay a little bit higher, and that’s what we’re seeing more of is the PPO business on our door, and it’s having an impact on rate. To Jason’s point, in Q2, we finished with a rate of $155.32 on work comp. It was 2% higher than prior year. So I think we’ll continue to see traction here on the rate and volume side as we continue to move forward.

Chris Reading:	Thanks, Eric.

Eric Williams:	Great. Thank you.

Operator:	Thank you. Once again, if you would like to ask a question, please press the (*) and 1 on your keypad now. We’ll take our next question from Mike Petusky with Barrington Research. Please go ahead.

Chris Reading:	Hey, Mike.

Mike Petusky:	Hey, good morning. I guess, Chris, I don’t think I heard you, and if I didn’t, forgive me. Any comments on the proposed pricing for next year?

Chris Reading:
Yes, we didn’t touch on that, and I appreciate – I called it out at the end. We have – but I wasn’t specific. We have the benefit of knowing the CMS intends to give modest price increase for next year, somewhere between, we think, around 1.5%. So that increase would, of course, affect our traditional Medicare, and it wouldn’t necessarily affect our Medicare Advantage. It affects a percentage of those contracts, but not all. While it’s not a big increase, it is an increase. The other thing that they’ve done, which they haven’t done in a long time, is through our APTQI Alliance, there was an indicator or an influencer of some of the rate movement around the particular indicator that I hadn’t heard about before. It’s called an IPCI multiplier. It has to do with the subset of specialists who use the codes that are in your code set and the relative – let’s call it aggregate reimbursement to those physicians. So it’s set a different way. If in our code set we know we have majority of the physical occupational therapists who make, on an income basis, a pretty low amount, when you look across the whole physician fee schedule, but we also have orthopedic surgeons, we have interventional pain management specialists, we have physical medicine rehabilitation doctors who make a great deal of money. When we discovered this a year or so ago, a year ago, we were the only group in the physician fee schedule who – that IPCI factor that I mentioned – who didn’t take into account the full width and breadth of everyone who uses that code. So, again, set differently, we were being treated differently than all the other groups in the physician fee schedule. We brought that to CMS’s attention a year ago. They seemed surprised by it. They did their own work. They’ve given us an early indication that in 2028 we’ll see the beginning of some, what we hope to be, not clear yet, and it’s not set yet completely, but a resolution of that difference in the form of some more positive momentum going forward into the 2028 year. So stay tuned on that. We’ve got more work to do, but that’s a positive indicator as we look forward.

Mike Petusky:
Okay, that’s perfect. Thank you. That’s helpful. Chris, I’m just curious on the industrial injury prevention business, the organic growth in the quarter seemed a little softer than what you guys have been –

Chris Reading:	Yes.

Mike Petusky:	You’ve been putting up some big numbers. I’m just curious, was there a piece of business lost there or can you just comment on that?

Chris Reading:
Yes, a couple different things. So I think if I remember right, going back last year Q2, we had an 18% organic growth rate. So, pretty high comp, number one, last year. We had one contract and it was an automobile manufacturer contract, and we got notice on this more than a year ago. It’s a Japanese manufacturer. We had a longstanding good relationship. They changed the hierarchy of who in that company made the decisions about healthcare. We had very good local relationship at the plant where we provided service. Those people wanted to continue to keep us. Yet, somebody outside the market made the decision to move to a different provider. So that happened in this year. I think we’re feeling most of that in Q2. That’s been replaced by a Nissan Motor contract and the largest grocery store chain in Texas. So that contract, which is also expanding, but we don’t lose many contracts. That’s really the one impact that we’ve had since we’ve been in this business is with that particular employer. It created a little bit of a dent, but we filled it in and we’re going forward. We’ll say we just hired what sounds like a great new salesperson for one of our partnerships who is embarking on trying to be more aggressive in the market. So we’re excited about that and, you know, we’ll see where that goes. But we are a little lighter than normal, but we think it’s temporary.

Eric Williams:
Yes, Chris, I’ll add a little— I’ll add a little additional color commentary on there for, you know, one of our injury prevention businesses. The pipeline continues to be very, very strong. However, they’ve had a number of open positions that have been taking longer to fill, so they haven’t been able to execute against driving revenue with some of that pipeline. They’ve recently filled a number of those positions. So to Chris’s point, we believe this is temporary and will pick back up momentum.

Mike Petusky:
Great. If I could sneak one more in and then I’ll turn it over to somebody else. Just on the expectations around adjusted EBITDA contribution from the hospital agreements. I think, you know, when these were first announced, you sort of said 7.3 for ‘27 in terms of adjusted EBITDA contribution. I honestly don’t even recall what you said for this year. I think it was very modest.

Chris Reading:	Right.

Mike Petusky:	Can you just sort of update — I guess first, if you could help me with ‘26 potential contribution, and then is 7.3 still your view or has that been adjusted? Thanks.

Chris Reading:
Let me speak to ‘27, and then I’ll have Jason walk you through the mechanics of ‘26, because frankly, off the top of my head, I’m not confident I’m going to remember it exactly. But we will update the market as we always do at the end of the year with what we expect those opportunities to do in 2027. But we’re very confident that the early results are going to position us for a greater number in 2027. Let me explain the reason behind that. When we guided, our board was comfortable giving guidance because this was so new. Our guidance was based on a trailing 12-month visit rate at the time we enacted that contract. So it didn’t include a run rate at the time. It also didn’t include any takeouts in the business. Takeouts would be as the business transitions and as we work down accounts receivable, we won’t have the need for billing and collections inside these partnerships over a long period of time. Now Metro will continue to keep billing collections for their home care business, but we won’t need billing collections for the outpatient business. So that cost goes away. We didn’t include that. We were very conservative with how we guided. We’ll give a more specific number when we guide for ‘27. But it’s going to be bigger than what we originally said.

Jason Curtis:
Yes. I would say for 2026, as we talked about in the second quarter, we did see some revenue that began to flow in from the hospital affiliations, although we did have that offset from some of the pull-forwards of hiring to get ourselves ready for the additional volume that we expect on a go-forward basis. If you take that, you know, $7.3 million and assume that it’s going to be something higher than that and divide it by 4, you know, you’re getting something like, you know, $1.5 to $2 million impact in Q4. Q3 is going to be somewhere in between those — in between those two numbers as we’re continuing to ramp in the remaining clinics.

Mike Petusky:	Okay. Thank you very much, guys. Appreciate it.

Chris Reading:	Thanks, Mike.

Operator:	Thank you. At this time, this concludes our question and answer session. I will now turn the meeting back to Chris Reading for any additional or closing remarks.

Chris Reading:
Thank you. Listen, we appreciate your time this morning. We’re available over the next days and week or weeks for any follow-up that you need, and we thank you for your interest and your support. Have a great day. Bye now.

Operator:	This concludes today’s meeting. We appreciate your time and participation. You may now disconnect. Thank you.

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